CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this amendment no. 2 to the Registration Statement on Form S-1/A  September 17, 2015 (except for the effects on the financial statements of the restatement for the reseller agreement and promissory note described in Note 7, as to which the date is December 1, 2015), relating to the financial statements of Vet Online Supply, Inc., as of December 31, 2014 and for the period from May 31, 2014 (inception) through December 31, 2014 and to all references to our firm included in this Registration Statement.

Certified Public Accountants
Lakewood, Colorado
December 1, 2015